Exhibit 10.21

REGULATIONS FOR ENTREPRENEUR WARRANTS BONS DE SOUSCRIPTION DE PARTS DE CREATEUR D'ENTREPRISE (BSPCE OR BCE WARRANTS) ISSUED ON 28 JUNE 2005 BY THE BOTH ORDINARY & EXTRAORINARY GENERAL MEETING OF SHAREHOLDERS OF THE SOCIETE ANONYME EARTH DECISION SCIENCES WHOSE REGISTERED OFFICE IS AT 22 ALLÉE DE LA FORÊT DE LA REINE 54500 VANDOEUVRE LES NANCY (RCS B 410 087 159)

Whereas:

  •
  Over 25% of the capital of the company issuing the BSPCE warrants must be directly and continuously held by natural persons or by legal entities which are themselves held by natural persons.

  •
  The BSPCE warrants are subject to article 163 bis G of the French General Tax Code and by reference from the said article 163 bis G to article 228-95 of the French Commercial Code.

1. BENEFICIARIES

Only salaried employees of EARTH DECISION SCIENCES SA and its managers who are subject to the tax system for salaried employees can be beneficiaries of the BSPCE. Employees and managers of other companies within the group (subsidiaries etc.) are excluded from the scheme.

2. TIMETABLE FOR THE EXERCISE OF OPTIONS AND LOSS OF RIGHTS TO EXERCISE OPTIONS

Each warrant is non-transferable and gives the holder the right to subscribe to one category A ordinary share in the company.

Each warrant is issued free of charge.

The BSPCE warrants cannot be exercised until four years after the date on which they were granted.

The BSPCE warrants may be exercised on one or more occasions within the twelve months following the end of the above-mentioned four-year lock-in period, i.e. up to and including the fifth anniversary of the date on which the BSPCE warrants were granted to the holder concerned, subject to the following exceptions.

The right to exercise options will legally expire if the beneficiary of the BSPCE warrants leaves the Company as a result of resignation, redundancy for gross or serious misconduct or dismissal for misconduct defined as gross or serious under labour law.

In the event of retirement, redundancy or dismissal not resulting from gross or serious misconduct, the beneficiary of the BSPCE warrants will be entitled to a period of six months from notification of retirement, redundancy or dismissal to exercise the BSPCE warrants. If the beneficiary of the BSPCE warrants fails to exercise the BSPCE warrants within the prescribed six-month period, the BSPCE warrants will become void and the beneficiary will not be entitled to receive any indemnity.

In the event of the beneficiary's death, his/her heirs will be entitled to exercise the BSPCE warrants within six months of the beneficiary's death. In the event of resignation, loss of the right to exercise the BSPCE warrants will take effect from the date that the resignation is notified.

In the event of redundancy for gross or serious misconduct, or dismissal for misconduct defined as gross or serious under labour law, loss of the right to exercise the BSPCE warrants will take effect from the date of the dismissal decision or notice of redundancy.

In the event of control (within the meaning of clause II of article 233-3 of the French Commercial Code) of the Company being transferred, the BSPCE warrant options period will be automatically and without formality brought forward. In this case, the Management Board will inform each BSPCE warrant holder that he/she has twenty days to exercise his/her entire holding of BSCPE warrants, if he/she so wishes. If the BSPCE warrant holder fails to exercise their BSPCE warrants within the prescribed twenty days, the non-exercised options will become void with no indemnity payable by the Company.

In the event of the Company merging with another company, the lock-in period before the exercise of options will be automatically and without formality brought forward. In this case, the Management Board will inform each options beneficiary of the proposed merger, at least twenty days before the extraordinary general meeting of shareholders which will be called to resolve on the merger and will give him/her twenty days from notice of the merger to exercise all of his/her options if he/she so wishes.

If the beneficiary fails to exercise his/her options within the prescribed twenty day period the options which are not exercised will become void with no indemnity payable by EDS. Failing notice from the beneficiaries, the options will be retained and in the event of a takeover of EDS, will be transferred to the absorbing company's shares.

The Management Board may suspend the right to exercise options if needed. This will take place primarily whenever an operation on the capital of EDS requires exact and prior knowledge of the number of shares composing the capital.

The company will inform the options beneficiary at least eight days in advance by indicating the date on which the options exercise will be suspended, and the date on which it will resume. In any event, this period may not exceed three months.

If the end of the options exercise period occurs during the suspension period, the options exercise period will be extended by three months.

3. SETTING THE SHARE PURCHASE PRICE ON EXERCISE OF THE BSPCE WARRANTS

The subscription price is set at 79 euros per share, representing 2.3 euros face value.

The price may not be modified during the options period except within the conditions provided for by law and described hereafter:

In the event that the company proceeds to carry out one of the operations listed in article L 225-181 of the French Commercial Code, the subscription price for the option shares which was fixed before such operation, would be adjusted. However, if such adjustment were to reduce the subscription price below the share's face value, the new subscription price would be fixed at face value.

In the cases described below, the adjustment will be made as follows:

In the event of the issuance of cash shares, without renunciation by shareholders of their preferential subscription rights, the subscription price will be reduced by an amount equal to the result calculated using the ratio between the value of the subscription right and the share value before detachment of this right.

In the event of the issuance of convertible or exchangeable bonds without renunciation by shareholders of their preferential subscription rights, the subscription price will be reduced by an amount calculated using the same method as for the issuance of cash shares.

In the event of a capital increase by capitalisation of reserves, profits or issuance premiums and allocation of free shares, or likewise for splitting or consolidation of shares, the subscription price will be adjusted using the result obtained from the ratio between the number of old shares and the number of shares existing after the operation.

In the event of distribution of reserves in cash (or in stocks) the subscription price will be reduced by an amount equal to the result obtained from the ratio between the amount of cash (or the value of stocks distributed) and the value of the share before the distribution (article D.174-12, para. 1).

In the event of a capital reduction resulting from losses, the subscription price will be adjusted by determining the price using the ratio between the number of old shares and the number existing after the reduction (D.174-16, para. 1).

In the event of capital depreciation or reduction not arising from losses, and carried out by distribution of asset items; or by reduction in the number of securities over which the shares have rights; or by purchase of the company's own shares; or by modification to the distribution of profits (primarily through conversion of ordinary shares to dividend preference shares with no voting rights); these cases being in addition to all other cases in which it would be fair and appropriate to neutralise as far as possible, the effects of the depreciation, the purchase or reimbursement of shares in EARTH DECISION SCIENCES SA or all other operations on the share capital of EARTH DECISION SCIENCES SA, the company EARTH DECISION SCIENCES SA reserves the right to effect any necessary adjustments in compliance with the provisions of the final paragraph of article L. 225-95 of the Commercial Code, with the objective of preserving interests covered under that paragraph.

In all the cases provided for above, the new number of option shares shall be equal to the ratio between the amount of unexercised options and the new share subscription price. This figure will be rounded up to the next unit.

The new ordinary shares issued as a result of the exercise of warrants must be fully paid up at the time of their subscription.

Payment can be made in cash or by an offsetting claim against the company's liquid debt.

4. EXERCISING OPTION RIGHTS

In order to exercise one or more warrants, the beneficiary must send the company a declaration by registered letter with receipt acknowledgement, together with a subscription form and payment for the subscription in cash or offset to debts.

5. AVAILABILITY OF SHARES—OWNERSHIP OF SHARES

The subscribed shares will be created with rights to receive dividends from the beginning of the financial year in which the option is exercised. They will receive entitlement in respect of this financial year and subsequent years with the same face value and the same dividend as the dividend distributed to other shares with the same ownership rights. They will, consequently, be fully integrated with the said shares after payment of the dividend relating to the previous financial year, or if none was distributed, after the holding of the annual meeting of shareholders which approves the accounts for that year.

6. TAX TREATMENT FOR BENEFICIARIES

The net profit realised when the actions subscribed by exercise of the BCE warrants, which is equal to the difference between the sale price (net of costs and taxes) received by the seller and their purchase price, is taxable in the year the shares are sold, in accordance with the regime relating to profits on the sale of securities and shares and rights in companies.

However, the profit is not actually taxable unless the total annual amount from sale of transferable securities realised by the seller and members of his/her tax unit, including within this amount the securities acquired via the BCE warrants, exceeds the legal lower limit.

Furthermore the tax rate applicable to beneficiaries of the BCE warrants differs, depending on whether they have been employed by the issuing company for more or less than three (3) years at the time when they sell the shares subscribed as a result of exercising the BCE warrants.

—
If the beneficiary has been employed by the issuing company for at least three (3) years when the securities are sold:

In this case, the net realised profit is subject to a tax rate of 16%, to which are added additional company deductions in respect of the CSG and CRDS (generalised social security levy and social debt reimbursement tax), and the company deduction of 2% due on income from shareholders' equity, which brings the total rate of tax to 26%.

—
If the beneficiary has been employed by the issuing company for less than three years when the securities are sold:

In this case, the net realised profit is subject to a tax rate of 30%, to which are added additional company deductions in respect of the CSG and CRDS (generalised social security levy and social debt reimbursement tax), and the company deduction of 2% due on income from shareholders' equity, which brings the total rate of tax to 40%.

7. MANDATORY TAX DECLARATIONS

1/
The company's obligations

The company must inform the tax authority office where the company's earnings declaration is filed, by 15 February at the latest in the year following subscription of shares resulting from the exercise of warrants. The information to be provided includes the name and address of each subscriber, together with the dates, number and purchase price of the corresponding securities.

On the same document, the company must also confirm that it has complied with the corresponding legal requirements, particularly in respect of the issuance and granting of these warrants.

The final items to be indicated in the document are the exercise date for the warrants and the length of service with the company of each beneficiary employee or manager. If the person is no longer with the company, the date on which he/she left the company and his/her length of service up to that date are required.

The company must also send each subscriber, the duplicate part of the document sent to the tax authorities, document which concerns him/her. This must be sent by the same deadline of 15 February, following the year in which the securities were subscribed as a result of exercising the warrants.

2/
Obligations of each beneficiary

—
In respect of the year in which shares are subscribed as a result of exercising the BCE warrants:

The beneficiary must attach the duplicate document received from the company to his/her income declaration.

—
In respect of the year in which shares are sold:

If the profits fall within the taxable framework, the beneficiary is required to state on his/her income declaration for the year in which they are sold, the difference between the sale price for the shares and the subscription price for the shares received on exercise of the BCE warrants.

For this purpose, the beneficiary must complete annex no. 2074 on his/her income tax declaration.

Failure by either the company or the beneficiary to comply with the above-mentioned tax declaration obligations constitutes default under the tax regime on account of article 163 bis-C of the French General Tax Code and leads to the imposition of tax under common law terms of the benefit obtained at the option exercise. Furthermore, the company is liable for a tax fine for each document not sent to the tax authorities by the deadline, or for each omission, incorrect information or information lacking on the documents produced, as provided for within articles 1725 and 1726 of the French General Tax Code.

THE MANAGEMENT BOARD